Exhibit 2.1







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                            ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (this "Agreement"), is dated as of August 1, 1995 and is by and between Santiago Data Systems, Inc., a California corporation ("Seller"), and Santiago Data Systems, Inc. (formerly SDS, Inc.), a Nevada corporation ("Purchaser").


                              W I T N E S S E T H:

     WHEREAS, Seller desires to sell, and Purchaser desires to purchase, certain assets of Seller as more specifically set forth herein;

     NOW, THEREFORE, in consideration of the mutual representations, warranties and convenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

     SECTION 1.1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

     (a) "Assets" shall mean, with respect to Seller, all of the assets of Seller listed on Schedule A attached hereto.

     (b) "Closing" shall mean the closing of the transactions contemplated by this Agreement, which shall occur on the Closing Date at such time and place as shall be mutually agreed in writing by parties hereto.

     (c)  "Closing Date" shall mean the date hereof.

     (d)  "Purchase Price" shall have the meaning set forth in Section 2.2.


                                   ARTICLE II

                                Purchase and Sale

     SECTION 2.1. PURCHASE AND SALE OF ASSETS. Subject to and upon the terms and conditions contained herein, at Closing Seller shall, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, accept and acquire from Seller, the Assets.

     SECTION 2.2. PURCHASE PRICE. The total purchase price for the Assets (the "Purchase Price") shall be (i) forgiveness of $200,000 of loans already advanced to Seller by Purchaser; and (ii) payment of $529,000. All cash payments of the Purchase Price shall be made in readily available funds and in U.S. dollars.

     SECTION 2.3. PAYMENT OF PURCHASE PRICE. Purchaser shall pay to Seller the cash portion of the Purchase Price pursuant to the terms of Schedule B attached hereto.

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     SECTION 2.4. ADDITIONAL TERMS.

     (a) The parties hereby agree that Purchaser and Seller will enter into an Assumption Agreement in a mutually acceptable form (the "Assumption Agreement") whereby Seller assumes all of Purchaser's liabilities pursuant to, certain obligations listed in Schedule C. Other than the obligations listed therein, Purchaser shall not assume any liabilities or obligations of Seller.

     (b) Seller agrees and convenants to use all sums received as the cash portion of the Purchase Price to the extent necessary to retire all of Seller's obligations to the Internal Revenue Service.


                                  ARTICLE III.

                    Representations and Warranties of Seller

     Seller represents and warrants that the following are true and correct as of the date hereof:

     SECTION 3.1. ORGANIZATION AND GOOD STANDING; QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     SECTION  3.2.  AUTHORIZATION  AND  VALIDITY.  The  execution,  delivery and performance by Seller of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Seller. This Agreement and each other agreement contemplated hereby have been duly executed and delivered by Seller and constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

     SECTION 3.3. NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Seller or any agreement, indenture or other instrument under which Seller is bound or to which any of the assets are subject, or result in the creation, imposition on continuation, except as permitted herein, of any security interest, lien, charge or encumbrance upon any of the Assets or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Seller or the Assets.

     SECTION 3.4. CONSENTS. No consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Seller.

     SECTION 3.5. LITIGATION. There are no material legal actions or administrative proceedings or investigations instituted, or to the best knowledge of Seller threatened, against or affecting, or that could affect, the Assets. Seller is not subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to the Assets.


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                                   ARTICLE IV.

                   Representations and Warranties of Purchaser

     Purchaser represents and warrants that the following are true and correct as of the date hereof:

     SECTION 4.1. ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     SECTION 4.2. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby, and the consummation of the transaction contemplated hereby and thereby, have been duly authorized by Purchaser. This Agreement and each other agreement contemplated hereby have been duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

     SECTION 4.3. NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Purchaser or any agreement, indenture or other instrument under which Purchaser is bound or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser or the properties or assets of Purchaser.

                                   ARTICLE V.

                               Closing Deliveries

     SECTION 5.1. DELIVERIES OF SELLER. In connection with the Closing, Seller is delivering to Purchaser the following:

     (a)  a bill of sale conveying the Assets to Purchaser;

     (b)  the Assumption Agreement; and

     (c) such other instrument or instruments of transfer as shall be necessary or appropriate, as Purchaser or its counsel shall reasonably request, to vest in Purchaser good and marketable title to the Assets.

     SECTION 5.2. DELIVERIES OF PURCHASER. In connection with the Closing, Purchaser is delivering to Seller:

     (a) that portion of the Purchase Price which is payable at Closing, in immediately available funds; and

     (b)  the Assumption Agreement

     SECTION 5.3. FURTHER INSTRUMENTS OF TRANSFER. Following the Closing, at the request of Purchaser, Seller shall deliver any further instruments of transfer reasonably requested by Purchaser and take all reasonable action as may be necessary or appropriate to vest in Purchaser good and marketable title to the Assets.

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                                   ARTICLE VI.

                                  Miscellaneous

     SECTION 6.1. AMENDMENT. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

     SECTION 6.2. ASSIGNMENT. Neither this agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto.

     SECTION 6.3. PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

     SECTION 6.4. ENTIRE AGREEMENT. This Agreement, the Schedules attached hereto and the agreements and documents contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     SECTION 6.5. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     SECTION 6.6. SURVIVAL OF REPRESENTATION, WARRANTIES AND COVENANTS. The representations and warranties contained herein shall survive the Closing.

     SECTION 6.7. COSTS, EXPENSES AND LEGAL FEES. Each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the cost and expenses (including reasonable attorneys' fees and expenses) incurred by the other party in successfully (i) enforcing any of the terms of this Agreement or (ii) proving that the other party breached any of the terms of this Agreement.

     SECTION 6.8. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF
LAWS) OF THE STATE OF TEXAS.

     SECTION 6.9. CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

     SECTION 6.10. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. SANTIAGO DATA SYSTEMS, INC., a California corporation

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                                                  SANTIAGO DATA SYSTEMS, INC.
                                                  a California corporation

                                                  By:  /s/ Tom Banks
                                                  Its: President


                                                  SANTIAGO DATA SYSTEMS, INC.
                                                  (formerly SDS, Inc.),
                                                  a Nevada corporation


                                                  By:  /s/  Scott A. Haire
                                                  Its: Secretary



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